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                                                                   Exhibit 10.11



                                February 1, 2001

Lucy Martindale
11107 Governors Drive
Chapel Hill, North Carolina 27514

Dear Lucy:

         This letter sets forth the terms and conditions under which LipoMed, Inc. (the "Company") will engage you as an employee of the Company effective as of March 1, 2001 and ending on March 1, 2002 (the "Initial Term") and shall automatically be renewed on a year-to-year basis on the same terms and conditions set forth in this letter (the "Renewal Term") unless terminated as provided herein or unless amended or modified by mutual agreement. You will serve as Chief Financial Officer for the Company. Your employment by the Company is conditioned on your agreement to the terms and conditions contained in this letter agreement and your execution of the Company's standard Nondisclosure, Inventions and Non-competition Agreement, a copy of which is attached.

         The initial compensation for your services shall be as follows: (i) a base salary of one hundred seventy thousand dollars ($170,000) for the first year to be paid consistent with the payroll schedule established by the Company and subject to annual review by the Board of Directors of the Company; (ii) a signing bonus of twenty five thousand dollars ($25,000), (iii) an incentive stock option entitling you to purchase up to one hundred thousand (100,000) shares of the Common Stock of the Company at a purchase price of $2.50 per share and on the other terms and conditions set forth in an Incentive Stock Option Agreement and the Company's Stock Option Plan (subject to approval of the Board of Directors of the Company); (iv) four weeks of vacation per fiscal year; and
(v) other employee benefits as those benefits become available and as those benefits are provided to other executive employees of the Company. Your net compensation will be less all applicable deductions, withholding taxes and other amounts required by federal and state laws. Further, the Company will reimburse you for all reasonable expenses incurred by you which are directly related to the conduct of the business of the Company, provided that you comply with the policies for reimbursement or advance of business expenses as established by the Board of Directors of the Company.

         This Agreement may be voluntarily terminated by either party by giving written notice of intention not to renew for any Renewal Term to the other party ("Voluntary Termination"), such notice to be delivered at least ninety days prior to the last day of the Term or any Renewal Term. In the event that the Company terminates this Agreement other than by Voluntary Termination or "for cause" (as that term is hereinafter defined), the Company shall pay you the base salary for a period of six months following such termination (the "Severance Period") and you shall be entitled to all benefits which were provided to you at the time of such termination during the

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Severance Period to the extent allowed under the terms of the applicable benefit plans. For the purposes of this agreement, for cause means (i) any material breach of this Agreement by you or failure by you to diligently and properly perform your duties for the Company, such failure to be determined in the reasonable judgment of the Board of Directors of the Company and which failure is not corrected within thirty (30) days after notice of such failure; (ii) any material failure to comply with the policies and/or directives of the Board of Directors which failure is not corrected within thirty (30) days after notice of such failure; (iii) any dishonest or illegal action or any other action whether or not dishonest or illegal which is materially detrimental to the Company; (iv) any failure to fully disclose any material conflict of interest you may have with the Company and any third party which is materially detrimental to the Company or (v) any adverse act or omission which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it, all of which are materially detrimental to the Company. Further, upon termination of this agreement, all property of the Company in your possession, including all books and records, shall be returned immediately to the Company.

         The Company will indemnify and hold you harmless for, and from, any and all claims of loss or liability (including reasonable attorney's fees) arising from or in connection with this letter agreement or the services provided hereunder, except to the extent that the same shall be determined to have resulted solely from actions taken or omitted due to your willful misconduct, gross negligence or knowing violation of the law.

         Upon termination of your employment with the Company and prior to your departure from the Company, you agree to submit to an exit interview for the purposes of reviewing this letter agreement, the enclosed Nondisclosure, Inventions and Non-Competition Agreement and the trade secrets of the Company, and surrendering to the Company all proprietary or confidential information and articles belonging to the Company.

         As you are aware, your employment by the Company is a full-time employment and you will be required to devote, during regular business hours, all your working time to the business of the Company and not to engage in any other business or private services to any other business either as an employee, officer, director, agent, contractor or consultant, except with the express written consent of the Company. You will hold in a fiduciary capacity for the benefit of the Company all information with respect to the Company's finances, sales, profits, and other proprietary and confidential information acquired by you during your employment. In furtherance of this condition of your employment, we would kindly request that you sign the enclosed Nondisclosure, Inventions and Non-Competition Agreement.

         By your signature below, you represent and warrant to the Company that you (i) are not subject to any employment, noncompetition or other similar agreement that would prevent or interfere with the Company's employment of you on the terms set forth herein and (ii) have not brought and will not bring with you to the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

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         This letter agreement, the Nondisclosure, Inventions and
Non-Competition Agreement and all ancillary agreements (collectively, the "Agreements") shall be governed by the laws of the State of North Carolina. The Agreements constitute the entire agreement between the Company and you, and supersede any and all previous oral or written representation, communication, understanding or agreement between us. Any and all changes or amendments to the Agreements shall be made in writing and signed by the parties.

         If the foregoing accurately sets forth our agreement, we would appreciate your returning to us the duplicate of this letter agreement and the Nondisclosure, Inventions and Non-Competition Agreement, duly signed and dated in the spaces provided, whereupon this letter agreement and the Nondisclosure, Inventions and Non-Competition Agreement shall become binding upon you and the Company.

         Finally, it is with great pleasure that I welcome you to LipoMed, Inc., and wish you every success in your position. The Company is delighted with the prospect of your joining our team.

                                  Sincerely,

                                  LipoMed, Inc.

                                  /s/ Richard A. Franco
                                  --------------------------
                                  Richard A. Franco, CEO


Agreed to and accepted this
1/st/ day of March, 2001


/s/ Lucy Martindale
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Lucy Martindale